THE INTEGRITY FUNDS

INTEGRITY DIVIDEND SUMMIT FUND

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on May 1, 2023 between Viking Fund Management, LLC, (the "Adviser") and The Integrity Funds (the "Trust") on behalf of the Integrity Dividend Summit Fund (the "Fund").

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Trust, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that the Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses with respect to:

1.         The Integrity Dividend Summit Fund through November 29, 2024, so that Net Annual Operating Expenses of the Fund do not exceed 0.99% for Class A shares, 1.74% for Class C shares and 0.74% for Class I shares.

        FURTHERMORE, under this expense limitation agreement, the Adviser is entitled to recoup such amounts waived or reimbursed for a period of up to three years from the fiscal year in which the Adviser waived fees or reimbursed expenses for the Fund. The Fund will make repayments to the Adviser only if such repayment does not cause the annual Fund operating expenses (after the repayment is taken into account) to exceed both (1) the expense limitation in place when such amounts were waived and (2) the Fund's current expense limitation. Amounts waived or reimbursed by the Adviser prior to May 1, 2023 are not eligible for repayment.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2023.

THE INTEGRITY FUNDS                                                            VIKING FUND MANAGEMENT, LLC

By: /s/ Shannon D. Radke                                                             By: /s/ Shannon D. Radke

        Shannon D. Radke - President                                                      Shannon D. Radke - President